(Opinion of Pitney, Hardin, Kipp & Szuch)

PITNEY, HARDIN, KIPP & SZUCH LLP
P.O. Box 1945
Morristown, New Jersey 07962-1945

October 31, 2002

The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043

Ladies and Gentlemen:

     We refer to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) by The Talbots, Inc. (the “Company”) relating to interests (the “Securities”) in The Talbots, Inc. Amended and Restated 1993 Executive Stock Based Incentive Plan (the “Plan”).

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (including the Prospectus which is not filed herewith) and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware (including constitutional provisions and case law), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, PITNEY, HARDIN, KIPP & SZUCH LLP